CODE OF ETHICS

Dearborn Partners, L.L.C.

April 1, 2013

 (Previous Version September 1, 2011)

This Code of Ethics (the “Code”) of Dearborn Partners, L.L.C. (“Dearborn” or “we”) applies to all of our directors, officers and employees, and of any affiliate through which we may provide investment advice (“Covered Persons”).

The Code consists of two parts.  Part A mainly establishes the ethical and related standards specifically required by Rule 204A-1 of the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act (the “IAA”) and SEC Rule 17j-1 under the Investment Company Act of 1940 (the “ICA”).  Part B establishes additional ethical and related standards that enhance the required standards and reflect our culture and operations.

We are committed to the highest standards of integrity, honesty, fairness, and trustworthiness in all dealings with our clients and our related activities—in addition to full compliance at all times with applicable law.   To achieve this, each Covered Person must observe the Code standards—both in their letter and spirit—in all his Dearborn activities.

Some of the more important general aspects of this Code are:

o
If you have any question about this Code, such as the meaning of any Code provision or its applicability to you, you should contact our Chief Compliance Officer (“CCO”), who has principal responsibility for overseeing compliance with the Code, or any Managing Director (“MD”).

o	If you wish to raise any concern about a Code provision, we encourage you to do so, in any of the manners described herein.

o
If you become aware of a violation of this Code, or of any other Dearborn policy or of a law applicable to us, you must report the violation.  And we encourage you to report possible violations.  The Code provides several ways in which you may report, including anonymously.

o	Where this Code prohibits specified types of conduct, it prohibits any form of direct or indirect engagement in the conduct, such as through family members, friends or other third parties.

o	A violation of this Code, even though not a violation of law, can be grounds for disciplinary action, including termination.

o	When the Code refers to a “client” of Dearborn, it means any person with whom we have any type of investment advisory or counseling relationship, including any mutual fund we manage.

Any waiver of a Code provision must be obtained in advance and may be granted only by the CCO or an MD.  Any waiver for the CCO may granted only by an MD.

PART A—RULE 204A-1 STANDARDS

This Part contains the business conduct, securities law compliance, access person reporting and other provisions required by SEC Rule 204A-1.1

1.            Standards of Business Conduct

As a Covered Person, you represent Dearborn.  Your interactions with our clients, sub-advisors, brokers, vendors and other Dearborn business relationships (“Dearborn Relationships”), and all other persons must reflect our values and ethics.  In all such contacts, it is important to observe certain standards of conduct.  You should treat each Dearborn Relationship with respect and professionalism.  We are committed to honest and fair dealing with all Dearborn Relationships.  You should not take unfair advantage of any person through misrepresentation, omission, concealment, abuse of confidential or privileged information, or any other unfair practice.

Earn Client Trust.  Our reputation for integrity is tested every day by the way you treat the people with whom you do business.  Honesty, fairness, and keeping commitments must be hallmarks of the way you conduct Dearborn business.
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1 That rule requires SEC-registered investment advisers to establish, maintain and enforce a written ethics code that, at a minimum:  contains standards of business conduct that the adviser requires of its employees, reflecting the adviser’s fiduciary obligations and those of its employees; requires the adviser’s employees to comply with applicable securities laws; requires the adviser’s “Access Person” employees to report, and the adviser to review, their personal securities transactions and holdings; requires the adviser’s employees to report to the adviser any violations of the code; and requires the adviser to give each employee a copy of the code and obtain an acknowledgment of his receipt of the code.

Present Dearborn Truthfully.   Your Dearborn communications should reinforce a sense of trust in us.  Whether statements are channeled through Dearborn Relationships, the media or made in private conversation, honesty is the best policy.   Your statements should be sufficiently candid, clear and complete so that they neither mislead nor lend themselves to misinterpretation.  We are also committed to full compliance with all requirements applicable to our public disclosures, including reports filed with securities regulators.  All of our business communications should be timely, clear and accurate.  You should never misrepresent our financial performance or otherwise compromise the integrity of our financial statements or other disclosures.

Statement to the Media.   All press releases and other public statements relating to Dearborn, including to trade publications, must be approved in advance by the CCO or an MD.

Act Professionally.  Be professional and conscientious in your business decisions.  Your personal relationships must never interfere, or give the appearance of interfering, with your Dearborn business judgments.  When making Dearborn decisions, weigh all factors impartially and without prejudice and make all decisions based solely on merit.  Honor your agreements and do not interfere with others’ contracts.  Communicate clearly and effectively.  Think before you speak and write.  Be proud of what you say and write.  Be clear and objective. Do not profess to be knowledgeable in areas beyond your expertise.

Conflicts of Interest.  Your business decisions must always be in the best interests of Dearborn and our clients.  Avoid any business, financial or other relationship that might conflict with those interests or create an appearance of conflict.  Avoid situations that could compromise your independent judgment, but if a problem arises handle it forthrightly and honorably.   Following is a list of areas where conflicts are probably most likely to arise, and our policies regarding those areas.

Outside Businesses.    We and our clients expect our employees to devote all or substantially all of their professional time and efforts to Dearborn.  Your involvement in an outside business (e.g., employment, consulting, or serving as a director) could conflict with our or our clients’ interests.  Accordingly, you must obtain the CCO’s prior written approval of all such activity.  It could also be a conflict if your immediate family member is involved in a business that may conflict with our or our clients’ interests (e.g., your spouse works for a counterparty we trade with).  You must report all such involvements to the CCO

Financial Relationships.  If you or an immediate family member has a “Financial Relationship” (see below) with a Dearborn Relationship, that relationship could conflict with the interests of us or our clients, or create an appearance of impropriety.  You may maintain the financial relationship only with the prior written approval of the CCO.  By “Financial Relationship” we mean an equity or other investment (but not an investment in publicly-traded securities that does not represent more than 1% of such securities or more than 25% of your gross income), a loan or loan guarantee, receipt of services, or any other financial benefit.  The CCO shall periodically ask Covered Persons whether they have such Financial Relationships.

Dearborn Business Opportunities.   You must never take for yourself a business opportunity that belongs to us or our clients, such as an investment with a limited supply.

Gifts.  Gifts, favors, entertainment and other such inducements may be attempts to obtain favorable treatment.  Accepting such inducements could raise doubts about your ability to make independent business judgments and our commitment to treating clients fairly.  And note that certain inducements could constitute bribes, payoffs or kickbacks, which are illegal.

You may accept gifts or entertainment, such as promotional items and business meals, if they are in line with accepted business practice, could not be construed as potentially influencing your business judgment or creating an obligation on your part, and if public knowledge thereof would not embarrass you or us.  When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis.

You may accept infrequent, nominal gifts with a value of $250 or less.  Gifts of $250+ may be accepted if protocol, courtesy or other special circumstances exist, as sometimes happens with international transactions.  However, all $250+ gifts of must be reported to the CCO, who will determine if you may keep the gift or must return it or whether it should more appropriately become Dearborn property.

You may never accept cash (or cash equivalents, such as gift cards).  You may not benefit personally from any Dearborn activity, such as an investment by us for a client, our selection or use of a firm as a broker or counterparty for client transactions, or our purchase of goods or services.

These policies apply equally to giving.  Gifts and entertainment for current or prospective Dearborn Relationships should be consistent with customary business practice.  They should be avoided where they might compromise our integrity, for example where they might be viewed as intended to obtain business from prospective clients (see B.1. below). You should limit business-related gifts to items having a nominal value.

Hospitality.  If the cost is reasonable and the occasion is infrequent, you may pay for or accept hospitality in connection with your Dearborn activities, such as an occasional meal or entertainment.  When such occasions occur frequently, the costs should be shared or paid for on a reciprocal basis.  When prior approval is obtained, you may sponsor certain business-building activities, which require social interaction.  If you are invited to a meeting or special event (such as a pro-am golf tournament), which involves similar offers to large numbers of people from the same type of business, you may attend only with prior CCO or MD approval.  In requesting such permission, you should document the advantage to Dearborn in attending the event.

Offers of Employment.  Offers of employment may, in some circumstances, be an attempt to divide your loyalties.  If you receive a job offer from a Dearborn Relationship or a Dearborn competitor, and give any consideration to the offer, you must immediately notify the CCO or an MD and recuse yourself from making Dearborn decisions that affect the prospective employer.  If you accept the job offer, you must immediately notify the CCO or an MD.

Mutual Funds.  With specific regard to any mutual fund we manage: (a) you may not serve as an officer or director of any portfolio company of the fund, or receive any direct or indirect compensation in connection with the disclosure of information about the fund’s holdings; (b) in the event of any conflict of interest between Dearborn and the fund, the CCO shall make a determination in the fund’s best interests, and report the determination to the fund’s Board of Trustees (or equivalent body), by the end of the quarter in which the determination was made; and (c) if you suspect a breach of Dearborn’s obligation to place the fund’s interests above Dearborn’s you must report the matter immediately to the CCO.

Managing Directors.  Our MDs, as fiduciaries and our senior managers, are particularly expected to observe the ethical standards described above.  MDs must never use their powers as directors for personal benefit.

2.           Compliance with Applicable Securities and Related Laws

We strive to comply fully with all securities and other laws applicable to us.2  You must always comply with the letter and spirit of those laws in all your activities.   You should become knowledgeable about the securities laws related to your job responsibilities, and generally familiar with the securities laws applicable to us.  Noted below are some of the securities and related laws that particularly apply to us and our Covered Persons.

Anti-fraud.  You may not engage, directly or indirectly, in fraudulent conduct in the purchase or sale of a security held or to be acquired by a client (including a mutual fund client), including employing any device, scheme or artifice to defraud the client; making any untrue statement of a material fact to the client or omitting to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or engaging in any manipulative practice with respect to the client.

Insider Trading.   Securities laws generally prohibit trading securities while in possession of material non-public information (“MNPI”) about the issuer of the securities, or from passing such MNPI to others who might use it to trade the securities, and we as a company strictly prohibit such conduct.  Accordingly, you must never buy or sell the securities of any company while in possession of MNPI about the company, and you must never pass along such MNPI to others who might use it to engage in such transactions.

Front-Running.  Securities laws generally prohibit the “front-running” of a securities transaction made by us for a client or on our own behalf, and we as a company strictly prohibit this conduct.  Front-running is taking a long or short position in a security with knowledge that the position or a similar position will soon be taken by us for itself or a client.  The effect of the front-running transaction is to take advantage of material non-public information that can reasonably be expected to have an immediate and favorable impact on the front-running position.  Front-running can increase the cost, or decrease the selling price, of the position to the client.
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2 The main securities laws applicable to us are the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company and Investment Advisers Acts of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under those acts, the Bank Secrecy Act as it may apply to us, and any rules adopted thereunder by the SEC or the Treasury Department.

            SEC Investment Adviser Requirements.  As an SEC-registered investment adviser (“RIA”), we and our Covered Persons are subject to various securities law requirements specific to RIAs.  These RIA requirements are addressed in our Compliance Manual.  See Annex A hereto for excerpts from the Manual of some of the RIA requirements particularly relevant to us.

SEC Mutual Fund Requirements.   If we manage a mutual fund, our CCO shall, on a periodic basis but not less than annually, prepare a written report to the fund’s CCO and Board of Trustees describing any issues arising under the Code or underlying procedures since the last report to the Board, including information about any material violation of the Code or such procedures and sanctions imposed in response to the violations; certifying that we have adopted procedures reasonably necessary to prevent Access Persons (see below) from violating the Code; and summarizing our existing procedures concerning personal investing and any changes in procedures made during the past year.

In addition, the CCO shall maintain all records in accordance with Rule 17j-1 under the ICA and Rules 204A-1 and 204-2 under the IAA.

Bribery and Rebates.  We forbid bribery in any form in all our business dealings.  No Dearborn assets may be used for any bribe, kickback or other unlawful payment anywhere in the world or under any circumstances. The purchase or sale of goods and services on our behalf must not lead to Covered Persons receiving personal kickbacks or rebates, which can take many forms and are not limited to direct cash payments.  In general, neither you nor your family may stand to gain personally from a Dearborn transaction in which you are involved.

Foreign Corrupt Practices Act.  No payments of Dearborn money, gifts, services, entertainment or anything else of value may be offered or made available in any amount to any government official or employee.  Such payments or offers are not legal in the U.S., and should not be made in other countries even if legal there, if they violate U.S. law (notably the FCPA), regardless of the nationality of the recipient.  The FCPA applies to us and prohibits certain payments to foreign government officials for the purpose of obtaining, retaining, or directing business.

3.           Personal Securities Transactions

We are subject to specific SEC requirements regarding the personal trading of securities by Covered Persons who are “Access Persons” (see below).  Thus, this Code contains reporting and other requirements for these individuals (see below).  We have also established various additional requirements, as set forth below, relating to personal trading of securities.

General.  If we designate you an “Access Person” (an “AP”) you must send the CCO both “transaction” and “holdings” reports with respect to your “reportable securities.” These are securities in which you have a “beneficial interest,” other than “exempt securities” or securities in accounts that you do not “control.” You also must obtain the prior written approval of the CCO of any purchase of a security in an “initial public offering” or in a “private offering.”  See the definitions of the quoted terms below.

Access Person (“AP”).  An AP is any Covered Person who provides investment advice on our behalf and is subject to our supervision and control and who (a) has access to nonpublic information about our purchase or sale of securities for any client or about the portfolio holdings of any “Investment Fund” (see below) managed by us, (b) is involved in making securities recommendations for any Dearborn clients or (c) has access to such recommendations that are nonpublic.

In general, any Covered Person who has knowledge of a transaction order to be placed for a client’s account before the order is placed is an AP.  All members of our portfolio management teams—including portfolio managers, research analysts and execution specialists—are APs.

All Dearborn MDs are presumed to be APs, but this presumption can be rebutted if the facts warrant.

The CCO shall determine who is an AP, notify individuals of their AP status, maintain a current list of APs, review holdings and transaction reports, and generally administer the AP requirements.

Definitions

Exempted Securities are (a) an interest in a money market fund, (b) an interest in an open-end mutual fund (other than a mutual fund managed by us), (c) an interest in a unit investment trust that invests exclusively in open-end mutual funds none of which are managed by us, a (d) direct obligation of the U.S. government, (e) a bank certificate of deposit, (f) a banker’s acceptance, (g) commercial paper, (h) a high quality short-term debt instrument, or (i) a repurchase agreement.

Beneficial Ownership Interest is any sharing in the profits from a transaction in a security, whether directly or indirectly.  An AP is presumed to have such an interest in an account owned by an immediate family member (e.g., spouse, child, in-law, parent, or sibling) sharing the same household as the AP, but this presumption can be rebutted. An AP generally has a beneficial interest in accounts held by his minor children.

An AP specifically has such an interest in a trust of which he is a beneficiary, a settlor or a trustee with power to revoke the trust, or in stock owned by another person but where he has the right to receive distributions from the stock.  An AP also has such an interest if he has the right to acquire securities through the exercise or conversion of any security, whether or not the right is currently exercisable.

An AP generally does not have a beneficial interest in an account of (a) a partnership of which he is a limited rather than general partner or (b) an LLC or corporation where he is not a managing member or controlling owner and does not have or share control over the entity’s investing.  An AP does not have a beneficial interest in the securities owned by a mutual fund he holds.

Control is the power to exercise a controlling influence, and is presumed where a person owns 25% or more of the voting securities of an entity.

Investment Fund is any investment company registered under the Investment Company Act of 1940 that we serve as an investment adviser, or any other investment company that is controlled by or under common control with us or the adviser or principal underwriter of which controls us.

Security is a broad term that generally includes any stock or other equity security, bond or other debt security, interest in a limited partnership or LLC, or other financial instrument.

Transaction Report.  All APs must report their transactions in reportable securities to the CCO.  The reports must be submitted monthly, within 30 days after month-end.  (SEC Rule 204A-1 permits transaction reports to be submitted on a quarterly basis, but as a best practice we require monthly reporting.)   In most cases, you can satisfy this requirement by arranging for each brokerage firm where you maintain an account containing reportable securities to send the CCO a duplicate copy of the monthly statement for the account.

You are not required to submit a transaction report for purchases pursuant to automatic dividend investment plans.

If you plan to submit your transaction reports other than by means of a duplicate monthly statement, you should consult with the CCO regarding the format you will use.

Holdings Report.  Each AP must also submit a “holdings report” to the CCO.  You must submit your initial report within 10 days after becoming an AP, and an annual update within the 10-day period before each annual anniversary of when you became an AP.  The initial report must show all of your reportable securities holdings as of a date no more than 45 days before you became an AP.  The annual update must similarly be current as of a date no more than 45 days before you submit the update.

In most cases, you can satisfy the initial filing and annual update requirement by submitting copies of your brokerage account statements, since they typically show holdings as well as transactions.  However, if you hold reportable securities that are not shown on the account statements, such as interests in private investment partnerships, you must separately report those holdings.

A form is available from the CCO for you to do so.  The form requires you to specify the date that you are submitting the report.  If you report your holdings other than by means of the form, your report similarly must specify the date you are submitting the report, and it must contain the other information specified in the form.

Pre-Approval of IPO and Private Offering Purchases.  APs must not only submit transaction and holdings reports but also obtain the CCO’s prior written approval of any purchase of a security (in which the AP has a beneficial interest) in an initial public offering (“IPO”) or a private offering.  An approval form is available from the CCO.  A private offering purchase will generally include an investment in a hedge fund, other private investment partnership or similar vehicle.  An IPO is generally the first security publicly offered by an issuer.

Review of Transaction and Holdings Reports.  The CCO shall review (or assign other Dearborn employees to review) all transaction and holdings reports.  The CCO shall appropriately train such reviewers.  No reviewer shall be assigned the review of his own reports.  The CCO shall report to the MDs any transactions or holdings that may violate this Code.

Mutual Fund Compliance.  If we manage a mutual fund, the Initial and Annual holdings reports and the Quarterly Transactions reports shall contain (a)  all securities held in an account (whether direct or indirect beneficial ownership), including the title and type of security, ticker symbol or CUSIP number, number of shares and principal amount of each security; (b) the name of any broker-dealer or financial institution with which the AP maintains a personal account in which securities are held; and (c) the date the report is submitted by the AP.

In addition, the Quarterly Transaction Reports shall contain (a) the title and type of security; ticker symbol or CUSIP number; transaction date; number of shares; type of transaction; transaction price; the name of the bank, broker-dealer or financial institution through which the transaction was effected; (c) the date the report is submitted by the AP; and (d) with respect to any account established by the AP in which any securities were held during the quarter for the direct or indirect benefit of the AP: the name of the broker, dealer or bank with whom the AP established the account; the date the account was established; and the date the report is submitted by the AP.

4.           Reporting Violations of this Code

If you become aware of a violation of this Code, or of any other Dearborn policy or applicable law, you must report the matter to us, and we encourage you to report possible or potential Code violations.  You can report by contacting either the CCO or an MD.  You may report anonymously if you like, in any suitable manner.

If you wish to register any other complaint or concern related to this Code, or any other Dearborn policy or applicable law, you are encouraged to do so, in any of the ways noted above.

We will preserve the anonymity of any reporting employee who so requests, as well as the confidentiality of matters associated with a report or investigation, to the extent reasonably possible in light of our need to investigate reported matters, the requirements of applicable laws and other Dearborn policies.  If you are concerned about confidentiality, you may report anonymously, as noted above.  We will not tolerate any retaliation against any reporting employee.

You must preserve the confidentiality of investigative matters.  Only authorized personnel have access to reports or complaints filed pursuant to the methods described above.

We will take necessary steps to stop unlawful or unethical behavior and will take appropriate disciplinary action, including discharge, against those who willfully violate this Code or other Dearborn policies, even if such violations do not constitute a violation of law, or for such other reasons as we deem appropriate, including taking action against individuals responsible for failure to reasonably detect a violation or to supervise employees in the fulfillment of their responsibilities in a manner consistent with this Code and other Dearborn policies.  You must cooperate fully in any investigation of a complaint under this Code or related Dearborn policies.

5.           Distribution of Code and Acknowledgment of Receipt

A critical aspect of the Code is its effective communication to all Covered Persons.  The CCO shall maintain procedures to ensure that every employee is familiar with this Code and related policies.  These procedures include:

o	The CCO will give each new hire a copy of the Code, and within 14 days of receipt obtain from the new hire a signed Code Acknowledgment (see below).

o	All employees must at least annually sign the Code Acknowledgement

o	The CCO will meet with all new hires to review specific risk and compliance policies related to their function.

o	The CCO shall provide ongoing training to employees regarding the Code.

PART B—ADDITIONAL ETHICAL STANDARDS

1.             Business Relationship with Institutional Clients

You must avoid any “Personal Business Relationship” with any person who is (or upon election to a public office they are seeking, will be) reasonably likely to be able to influence the initial or continued retention of us as investment manager by a retirement plan or other client.  Such persons generally include retirement plan trustees, and consultants that advise plans on selecting investment managers.  As indicated above, they may also in some cases include elected officials.  Dearborn shall avoid such relationships as well.

A Personal Business Relationship is basically any personal business dealing—such as a loan or loan guarantee, investment in a business venture, or purchase of an asset—political contribution or gift, of more than a de minimis amount.  A Personal Business Relationship includes any direct or indirect political contribution or gift exceeding $250 in any 12-month period, but excludes reasonable and customary business entertainment.  If you plan to make a political contribution or gift to an individual and are uncertain whether he may be able to exert the type of influence described above, you should discuss the matter with the CCO.

2.             Confidential Information

Treat all confidential information (“CI”) with care.  CI includes any non-public information about our clients (such as their identities, personal and financial information, and accounts with us), and also about us, our Covered Persons, our sub-advisors, our investment strategies and techniques, and the programs, processes, data, plans and strategies you develop as a Covered Person.  CI does not need to be marked “confidential” in order to be confidential.

Mark CI materials “confidential.”  Do not discuss CI in public places.  The intentional or inadvertent disclosure of CI can injure our clients and other persons.  Limit discussions and disclosure of CI to those Covered Person who have a need to know.  The CI you learn or develop at Dearborn is our exclusive property.  You may not disclose it to any third party without our prior consent, or to advance your or any other person’s interests, either during or after your Dearborn tenure.

You must return all CI documents to us upon your departure.

3.             Employment Relationships

Equal Employment Opportunity.  It is our policy to use the skills and abilities of our employees to the fullest extent without regard to factors unrelated to job performance.

Specific objectives of this policy are to comply with all applicable laws regarding equal employment; ensure that the concepts of equal employment opportunity are understood by managers, supervisors and officers; recruit, hire, train and promote the best qualified individuals based upon relevant factors such as qualifications for the position and work quality and experience, without regard to factors that are unrelated to our legitimate business, such as race, color, religion, gender, national origin, age, disability, marital status, veteran status, citizenship or sexual orientation; and ensure that all employment decisions hires are made in accordance with these objectives.

Harassment. Our employees are our most important asset.  You must treat your colleagues with respect and observe the highest standards of collegiality.  We are committed to maintaining a work environment that is free of discrimination, including harassment, on the basis of any legally protected status.  We will not tolerate any form of harassment against any employee based upon their protected status by anyone, including other employees, clients, brokers, sub-advisors or vendors.  You must avoid any behavior or conduct that could reasonably be interpreted as harassment.  This is particularly true of our management and other supervisory personnel.

The conduct prohibited by this policy includes all unwelcome conduct, whether verbal, physical or visual, that is based upon a person’s protected status under law, such as sex, race, ancestry, religion, national origin, age, disability, medical condition, marital status, veteran status, citizenship status, sexual orientation or other protected group status, or upon the protected status of the person’s relatives, friends or associates.

 It includes epithets, slurs, negative stereotyping or intimidating acts that are based on a person’s protected status, as well as written or graphic material circulated or posted within Dearborn (including via electronic mail) that shows hostility toward a person because of their protected status.

Sexual harassment generally consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature, not only when the conduct is a condition of employment but also when it creates an intimidating, hostile or offensive working environment.

Sexual harassment includes explicit demands for sexual favors; sex-oriented verbal kidding, teasing or jokes; continued or repeated verbal abuse of a sexual nature; graphic or degrading comments about an individual or his or her appearance; the display of sexually suggestive objects or pictures; subtle pressure for sexual activity; unwelcome physical contact such as patting, hugging, pinching or brushing against another’s body; and discussions about sexual behavior or interests.

The fact that co-workers once had some sort of consensual relationship does not excuse harassing conduct that occurs after the relationship ends.  Impermissible sexual harassment can be directed at either men or women and may include same-sex harassment.

If a complaint pursuant to this policy is found to have merit, we will take appropriate disciplinary action against the offender.

Allegations of harassment raise serious workplace issues and are to be made in a responsible manner.  Employees who allege harassment in a false or reckless manner may themselves face disciplinary action.  Any employee who registers a complaint based on a reasonable belief that our policy against harassment and discrimination has been violated or cooperates in the investigation of a complaint will be protected from retaliation of any kind.

Illegal drugs, alcohol and weapons. We prohibit the use, possession, distribution, selling or manufacturing of any illegal drugs or any alcohol or any illicit or improper use of prescribed drugs on our property or on the job, or the possession of any dangerous weapon or firearm on our property or on the job.  You may not be under the influence of either drugs or alcohol while on our property or while conducting Dearborn business.  Moderate use of alcohol served at official Dearborn functions or while on Dearborn business conducted on or off our property is acceptable if reasonable under the circumstances, and provided you comply with vehicle operation and other and laws.

Appropriate language.  Do not use inappropriate language when communicating with others, including unwanted, deliberate, repeated, unsolicited profanity, swearing, and vulgar, insulting, abusive or crude language.

Workplace violence.  Threats, threatening and abusive behavior, or acts of violence (verbal or physical) against employees, clients or other individuals or against our property by anyone on our premises or while on our business are prohibited.

4.             Use of Dearborn Assets

You are personally accountable for the safekeeping, maintenance and proper and efficient utilization of our assets over which you have control and must protect those assets against loss or damage.  We provide a wide variety of assets as resources for our employees in conducting our business, such as computers, communications systems and other equipment and materials.  You must use reasonable judgment and discretion so that our assets are used only for legitimate business purposes.

Items such as equipment and supplies should be used only for legitimate business purposes or for charitable purposes authorized by an MD.  In addition, equipment or supplies should not be sold, loaned, given away or otherwise disposed of regardless of condition or value without the prior approval of an MD.

5.             Computer Security

You must help protect our software applications, data and infrastructure controls from unauthorized use, disclosure or modification, and generally safeguard the data in our information systems.

6.             Recording Conversations

Without the prior written consent of the CCO or an MD, you may not record any telephone or other conversation (except on a Dearborn-recorded line).  However, we may, without notice, record your conversations, such as when we are conducting an investigation into potential violations of this Code or related policies or in conjunction with regulatory authorities.

7.             Recordkeeping and Financial Reporting

 Our records are critical to our business.  All records, including employment, payroll and financial data, checks and payments, as well as other essential data, must be prepared with accuracy and care.  Dishonesty or carelessness in recording or reporting information is not only prohibited but could lead to civil and criminal liability for you or us.  All books and financial records must be kept in such a way as to fully and accurately reflect in reasonable detail, all receipts, expenditures, transactions, assets and liabilities in conformity with our policies and generally accepted accounting principles.  No false or artificial information may be recorded for any reason.

You are personally accountable for Dearborn funds over which you have control.  No payment may be made, or invoice issued, on behalf of Dearborn with the intention or understanding that any part of such payment or receipt is to be used for a purpose other than that described in the supporting documents.  The use of secret funds or unrecorded accounts is prohibited.  You must not mislead or withhold information from our independent or internal auditors

8.             Record Retention

You must observe our Record Retention Policy (in our Compliance Manual), which contains our requirements for identifying, safeguarding, retaining and disposing of our records.  Various SEC rules and other laws require us to retain certain records for various periods, particularly trading records.  In addition, if litigation or a government investigation or audit is pending, relevant records must not be destroyed until the matter is closed.

9.             Political Activities

Do not use our funds, name, assets or property for political purposes or endorsement, or include any political contribution on your expense account or in any way that causes us to reimburse you for that expense.  In general, the cost of fund-raising tickets for political functions is considered a political contribution.  Therefore, including the cost of any such fund-raising dinner on an expense account, even if business is in fact discussed, is prohibited.

10.           Political Contributions; “Pay to Play”

We and our Covered Persons shall not, directly or indirectly, make contributions to the political campaigns of, or confer any other financial or economic benefit on, those individuals who are involved in making or affecting investment allocation decisions, including elected officials who affect such decisions (“Plan Officials”) of public employee retirement plans (“Client Plans)” (a) to which we are marketing or actively planning to market an investment product or (b) are existing Dearborn clients.

In addition, we shall not employ, or compensate in any other way, any Plan Official for two years after the termination of his relationship with the Client Plan, unless he will have no contact with or provide no services to the Client Plan.  Further, you shall not, directly or indirectly, engage in any private business dealings with any individual you know to be a Plan Official.

These policies are supplemented by various general provisions of this Code, such as the prohibition on bribes, kickbacks or gifts or other payments to government officials and employees of governmental bodies.

The CCO shall, in situations where we are about to receive an allocation from a Client Plan, seek to determine if, during the previous 24 months (a) any person subject to this Code had contributed more than $500 in any 12-month period to, engaged in any private business dealings with, or otherwise conferred any financial or economic benefit on, any Plan Official, or (b) persons subject to the Code had collectively contributed more than $2,000 to the Plan Official.  If so, the CCO shall notify the Managers (excluding from the notice any Manager whose activity triggered the notice), who shall take appropriate action, including declining the investment if warranted.

Acknowledgment

Dearborn has provided me with a copy of its Code of Ethics, dated _____________, 201__ (the Code).

I certify that I:

o	have read and understand the Code.

o	have received training from Dearborn regarding the Code.

o	have had an opportunity to ask Dearborn any questions about the Code.

o	agree to comply with the Code.

I acknowledge that the Code is not a contract of employment with Dearborn, and that Dearborn can change the Code at any time.

Signature:  _______________________________

Print Name: ______________________________

Date of Receipt of Code from Dearborn: ________________, 201__

Date of Acknowledgment of Receipt of Code: ___________________, 201__

Annex A

Antifraud.  We shall not engage in any act, practice or course of business that is fraudulent, deceptive or manipulative, such as a device to defraud any client or prospective client.  Areas where fraudulent acts and omissions may, in light of the particular type of investment management business we conduct, be more likely to occur include: promotional material, valuation of less liquid positions in client portfolios, allocation of investment opportunities to client accounts, allocation of aggregated orders to client accounts, and adherence to client account investment guidelines.

Custody.  We cannot have “custody” of client funds or securities unless a “qualified custodian” maintains the funds and securities and certain other conditions are met.  We will be presumed to have such custody if we are the general partner or managing member of a private investment fund (a “Dearborn-Operated Fund”), such as a hedge fund.  Thus, we shall cause the Dearborn-Operated Fund to maintain its funds and securities with a qualified custodian, which includes a U.S. bank, an SEC-registered broker-dealer, a CFTC-registered FCM, and a foreign financial institution that segregates client assets.  Also as required by the SEC custody rule, we shall cause each Dearborn -Operated Fund to be audited at least annually and to provide audited financial statements to its investors within 120 days after the end of its fiscal year.  We shall ensure that the custodian maintains the funds and securities in a separate account for the Dearborn -Operated Fund, under the Fund’s name, and that the account contains only the funds and securities of the Fund.

Investment Guidelines.  We shall manage each client account in accordance with the written investment guidelines agreed to with the client and any internal guidelines we establish for risk management or other purposes.   Strict Guideline compliance is crucial to the fulfillment of our contractual and other obligations to our clients and our business reputation.   The principal PM for each client account is responsible for knowing and effectuating the account’s compliance with its Guidelines, both client-specified and internal.  Client-specified Guidelines must be followed at all times; the PM may deviate from internal Guidelines with the prior written approval of the CIO.

Agency Cross Trades.  ACTs are transactions in which an advisor arranges for a client account to buy a security from or sell a security to another client account.  Our policy is not to engage in ACTs.

Principal Cross Trades.  PCTs are transactions in which a Dearborn Proprietary Account engages in a trade with a client account.  A Proprietary Account is generally any account in which Dearborn or an affiliate, officer, director or employee has a material financial interest.   A 25% or more ownership or profits interest, other than a profits interest that represents a performance fee, will generally be considered material.  PCTs are addressed in IAA Section 206(3), which permits an RIA to engage in such trades if it obtains the client’s prior consent.  Our policy is not to engage in PCTs.

Best Execution.  We have a general duty to obtain “best execution” for our clients in buying and selling securities for their accounts.  Best execution is not defined in the securities laws but basically means obtaining the most favorable overall transaction for the client under the circumstances.  As applied to Dearborn, best execution generally means obtaining the best purchase or sale price available, but we may also take into consideration such factors as the dealer’s financial condition, its general reputation for integrity, its willingness to correct errors, its maintenance of confidentiality regarding the trades, and its assistance to Dearborn in identifying potential trading opportunities for the client’s account.  Thus, the trade price is not always the determinative factor.  Rather, the issue is whether the transaction represents the best overall result for the client.

Equitable Allocation.  We manage client accounts that use similar strategies and have similar investment objectives (“Similar Accounts”), and thus we frequently purchase or sell the same instruments at or about the same time for two or more Similar Accounts.  In allocating investment opportunities—in particular, scarce or limited opportunities, such as new issues in some cases--among Similar Accounts, we shall, on an overall basis, treat each Similar Accounts in a manner that is fair and equitable in light of all relevant factors.

Trading Errors.  Trading errors are transactions mistakenly executed by us for client accounts (e.g., incorrect quantity, security, or maturity from what was intended, or a purchase when what was intended was a sale), or the failure to execute a trade for a client account as the result of an error or mistake by us.  Trading errors include transactions that should not have been executed because they violate the client’s investment guidelines or a regulatory requirement.  Trading errors are to be distinguished from broker or counterparty errors, where we were not at fault. If a trading error occurs, we shall consider whether to bear any resulting loss to the client.  In no event shall a PM correct a trading error by executing a corrective trade at an off-market price or having another client account absorb the trade at an off-market price.